EXHIBIT 99.1

Oxford Announces Second Quarter Results with Double-Digit Top and Bottom Line Growth

--Second Quarter Earnings Per Share Exceed Guidance--
--Sales Growth of 13% Fueled by Tommy Bahama, Lilly Pulitzer and Addition of Southern Tide--
--Lilly Pulitzer Contributes 32% Operating Margin--

ATLANTA, Aug. 31, 2016 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2016 second quarter ended July 30, 2016.  Consolidated net sales increased 13% to $283.0 million compared to $250.7 million in the second quarter of fiscal 2015. Earnings from continuing operations were $1.44 per share in the second quarter of fiscal 2016 compared to $1.27 in the same period of the prior year.  On an adjusted basis, earnings from continuing operations were $1.48 per share in the second quarter of fiscal 2016 compared to $1.32 in the second quarter of fiscal 2015.

Thomas C. Chubb III, Chairman and CEO, commented, “We are proud of our accomplishments in the second quarter. We exceeded our expectations for financial performance and demonstrated the strength of our business. Tommy Bahama had a solid performance in the quarter with a 7% increase in comp store sales. Lilly Pulitzer also had a strong quarter with a remarkable 32% operating margin. These contributions from our two largest brands, as well as the first full quarter of Southern Tide in our portfolio, resulted in double-digit year-over-year growth on both the top and bottom lines.”

Mr. Chubb concluded, “We believe our strategic focus on building strong direct to consumer businesses will enable us to deliver another year of sales and earnings growth. We are also mindful that the retail environment remains uncertain for many of our wholesale customers, who are taking a more cautious approach to re-orders and the upcoming holiday season. We are committed to closely managing discretionary costs and our inventory levels, while still investing wisely in infrastructure.  We believe that with powerful brands like Tommy, Lilly and Southern Tide, Oxford is well-positioned to succeed in this rapidly evolving consumer marketplace.”

Consolidated Operating Results
Net Sales Consolidated net sales increased 13% to $283.0 million in the second quarter of fiscal 2016 compared to $250.7 million in the second quarter of fiscal 2015.

  Tommy Bahama’s net sales increased 11% to $184.1 million in the second quarter of fiscal 2016, with a comparable store sales increase for the quarter of 7%.
  Lilly Pulitzer’s net sales increased 8% in the second quarter of fiscal 2016 to $69.7 million.  Comparable store sales decreased 1% in the quarter following a remarkable 41% comparable store sales increase in the second quarter of fiscal 2015.
  Lanier Apparel’s net sales were $19.5 million in the second quarter of fiscal 2016 compared to $20.7 million in the second quarter of 2015.
  Southern Tide, which was acquired on April 19, 2016, had net sales of $9.2 million in the second quarter of fiscal 2016.

Gross Margin and Gross Profit Gross margin in the second quarter of fiscal 2016 was 58.6% compared to 60.3% in the prior year period.  Gross profit in the second quarter of fiscal 2016 was $165.7 million compared to $151.1 million in the prior year period. On an adjusted basis, gross margin in the second quarter of fiscal 2016 was 58.6% compared to 60.6% in the second quarter of fiscal 2015.  Adjusted gross profit for the second quarter of fiscal 2016 was $165.7 million compared to $151.8 million in the second quarter of fiscal 2015.

Several factors contributed to the decline in gross margin in the second quarter:

  To maintain appropriate inventory levels, Tommy Bahama offered deeper discounts in its off-price channels, primarily in footwear and women’s.
  Higher year-over-year markdowns in Lanier Apparel.
  A year-over-year shift of a loyalty gift card event at Tommy Bahama, which occurred in the first quarter last year and the second quarter this year.

SG&A In the second quarter of fiscal 2016, SG&A was $130.3 million, or 46.1% of net sales, compared to $120.0 million, or 47.9% of net sales, in the second quarter of fiscal 2015. On an adjusted basis, SG&A was $129.4 million, or 45.7% of net sales, compared to $119.6 million, or 47.7% of net sales, in the second quarter of fiscal 2015.  The increase in SG&A was primarily due to incremental costs associated with operating additional retail stores and restaurants as well as SG&A associated with the Southern Tide business.

Royalties and Other Operating Income For the second quarter of fiscal 2016, royalties and other operating income were $3.3 million compared to $3.6 million in the second quarter of fiscal 2015.

Operating Income In the second quarter of fiscal 2016, operating income increased 11% to $38.7 million compared to $34.7 million in the second quarter of fiscal 2015.  On an adjusted basis, operating income was $39.7 million in the second quarter of fiscal 2016 compared to $35.9 million in the second quarter of fiscal 2015.

Interest Expense Interest expense for the second quarter of fiscal 2016 was $1.2 million compared to $0.7 million in the second quarter of fiscal 2015.  The increase was primarily due to a $0.3 million write-off of deferred financing costs associated with the refinancing of the Company’s revolving credit facility.

Income Taxes For the second quarter of fiscal 2016, the effective tax rate was 36.4% compared to 38.1% in the second quarter of fiscal 2015 primarily due to improved international operating results.

Balance Sheet and Liquidity
Inventory increased to $133.7 million at July 30, 2016 from $104.8 million at the end of the second quarter of fiscal 2015.  This increase reflects the addition of Southern Tide as well as inventory to support anticipated sales growth in the Company’s other businesses in the third quarter of fiscal 2016.

As of July 30, 2016, the Company had $105.9 million of borrowings outstanding under its revolving credit agreement compared to $45.0 million at the end of the second quarter of 2015.  The increase was primarily due to the purchase of Southern Tide on April 19, 2016. On May 24, 2016, the Company amended and restated its credit agreement, which increased its revolving credit facility to $325 million and extended maturity to May 2021.

Outlook for Third Quarter and Fiscal Year 2016
The Company initiated its guidance for the third quarter of fiscal 2016, ending on October 29, 2016.  Consistent with prior years, the Company expects the third quarter to be the smallest sales and earnings quarter of the fiscal year reflecting the normal seasonality of the Tommy Bahama and Lilly Pulitzer businesses.  The Company expects net sales in a range from $220 million to $230 million compared to net sales of $198.6 million in the third quarter of fiscal 2015.

For the third quarter, the Company expects a loss per share in a range of $0.12 to $0.02 and adjusted earnings per share in a range from a loss per share of $0.05 to earnings per share of $0.05. This compares with a third quarter fiscal 2015 loss per share of $0.08 on both a GAAP and adjusted basis.

For the full year, the Company has affirmed its guidance of net sales in the $1.03 billion to $1.05 billion range. The Company also affirmed its adjusted earnings per share guidance of $3.65 to $3.80. Due to LIFO accounting income recognized in the second quarter of fiscal 2016, the Company increased its earnings per share guidance on a GAAP basis to a range of $3.43 to $3.58. This compares with fiscal 2015 net sales of $969.3 million and earnings per share of $3.54 and, on an adjusted basis, $3.64.

Interest expense for fiscal 2016 is expected to be approximately $3.5 million compared to $2.5 million in fiscal 2015, reflecting additional borrowings to acquire Southern Tide. The effective tax rate for fiscal 2016 is expected to be approximately 36% compared to 38.4% in fiscal 2015.

The Company’s capital expenditures for fiscal 2016 are expected to be approximately $55 million, primarily related to information technology initiatives, new retail stores and the relocation and remodeling of certain retail locations and a restaurant.

Dividend
The Company also announced that its Board of Directors has approved a cash dividend of $0.27 per share payable on October 28, 2016 to shareholders of record as of the close of business on October 14, 2016. The Company has paid dividends every quarter since it became publicly owned in 1960.

Conference Call
The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through September 14, 2016 by dialing (858) 384-5517 access code 6930144.

About Oxford
Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer® and Southern Tide® lifestyle brands.  Oxford also produces certain licensed and private label apparel products. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Non-GAAP Financial Information
The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP).  To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods.  These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A and adjusted operating income, among others. Management uses these non-GAAP financial measures in making financial, operational and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others.  Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.  These reconciliations present adjusted operating results information for certain historical and future periods.

Basis of Presentation
All financial results and outlook information included in this release, unless otherwise noted, are from continuing operations and all earnings per share amounts are on a diluted basis. The results from the Ben Sherman business, which was sold on July 17, 2015, are reflected as discontinued operations for all periods presented.

Safe Harbor
This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, the impact of economic conditions on consumer demand and spending for apparel and related products, particularly in light of general economic uncertainty that continues to prevail, demand for our products, competitive conditions, timing of shipments requested by our wholesale customers, expected pricing levels, retention of and disciplined execution by key management, the timing and cost of store openings and of planned capital expenditures, weather, costs of products as well as the raw materials used in those products, costs of labor, acquisition and disposition activities, expected outcomes of pending or potential litigation and regulatory actions, access to capital and/or credit markets, our ability to timely recognize our expected synergies from any acquisitions we pursue (including our recent acquisition of Southern Tide) and the impact of foreign operations on our consolidated effective tax rate. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended January 30, 2016 under the heading "Risk Factors" and those described from time to time in our future reports filed with the SEC.

Oxford Industries, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	July 30, 2016	August 1, 2015
ASSETS
Current Assets
Cash and cash equivalents	$8,192	$13,661
Receivables, net	61,081	57,108
Inventories, net	133,662	104,786
Prepaid expenses	22,917	22,163
Assets related to discontinued operations, net	—	49
Total Current Assets	$225,852	$197,767
Property and equipment, net	190,195	170,283
Intangible assets, net	186,565	145,010
Goodwill	50,911	17,254
Other non-current assets, net	23,041	22,753
Total Assets	$676,564	$553,067

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$58,957	$48,337
Accrued compensation	20,689	30,538
Income tax payable	3,994	5,016
Other accrued expenses and liabilities	28,969	26,780
Liabilities related to discontinued operations	—	6,868
Total Current Liabilities	$112,609	$117,539
Long-term debt	105,941	45,000
Other non-current liabilities	68,529	63,420
Deferred taxes	12,620	2,452
Liabilities related to discontinued operations	3,469	—
Commitments and contingencies
Shareholders’ Equity
Common stock, $1.00 par value per share	16,769	16,584
Additional paid-in capital	127,595	122,063
Retained earnings	234,142	192,153
Accumulated other comprehensive loss	(5,110)	(6,144)
Total Shareholders’ Equity	$373,396	$324,656
Total Liabilities and Shareholders’ Equity	$676,564	$553,067

Oxford Industries, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	Second Quarter Fiscal 2016	Second Quarter Fiscal 2015	First Half Fiscal 2016	First Half Fiscal 2015
Net sales	$282,996	$250,689	$539,231	$511,084
Cost of goods sold	117,290	99,603	221,393	205,605
Gross profit	$165,706	$151,086	$317,838	$305,479
SG&A	130,348	119,963	254,514	242,643
Royalties and other operating income	3,332	3,623	7,372	7,393
Operating income	$38,690	$34,746	$70,696	$70,229
Interest expense, net	1,177	737	1,791	1,512
Earnings from continuing operations before income taxes	$37,513	$34,009	$68,905	$68,717
Income taxes	13,638	12,959	24,853	26,344
Net earnings from continuing operations	$23,875	$21,050	$44,052	$42,373
Loss from discontinued operations, net of taxes	—	(23,070)	—	(27,138)
Net earnings (loss)	$23,875	$(2,020)	$44,052	$15,235

Net earnings from continuing operations per share:
Basic	$1.45	$1.28	$2.67	$2.58
Diluted	$1.44	$1.27	$2.65	$2.56
Loss from discontinued operations, net of taxes, per share:
Basic	$—	$(1.40)	$—	$(1.65)
Diluted	$—	$(1.39)	$—	$(1.64)
Net earnings (loss) per share:
Basic	$1.45	$(0.12)	$2.67	$0.93
Diluted	$1.44	$(0.12)	$2.65	$0.92
Weighted average shares outstanding:
Basic	16,515	16,451	16,509	16,448
Diluted	16,623	16,547	16,620	16,536
Dividends declared per share	$0.27	$0.25	$0.54	$0.50

Oxford Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	First Half Fiscal 2016	First Half Fiscal 2015
Cash Flows From Operating Activities:
Net earnings	$44,052	$15,235
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	19,278	16,818
Amortization of intangible assets	1,120	1,013
Equity compensation expense	3,477	2,458
Amortization of deferred financing costs	480	192
Loss on sale of discontinued operations	—	20,437
Deferred income taxes	4,985	(1,413)
Changes in working capital, net of acquisitions and dispositions:
Receivables, net	5,370	13,505
Inventories, net	12,985	16,638
Prepaid expenses	144	(2,533)
Current liabilities	(18,475)	(15,733)
Other non-current assets, net	(714)	(790)
Other non-current liabilities	173	6,904
Net cash provided by operating activities	$72,875	$72,731
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(91,960)	—
Purchases of property and equipment	(24,643)	(41,425)
(Working capital settlement) proceeds from sale related to discontinued operations	(2,029)	59,336
Other investing activities	(3,000)	—
Net cash (used in) provided by investing activities	$(121,632)	$17,911
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(304,212)	(216,336)
Proceeds from revolving credit arrangements	366,178	153,690
Deferred financing costs paid	(1,385)	—
Payment of contingent consideration amounts earned	—	(12,500)
Proceeds from issuance of common stock, net of equity awards withheld for taxes	(1,191)	658
Cash dividends declared and paid	(9,062)	(8,313)
Net cash provided by (used in) financing activities	$50,328	$(82,801)
Net change in cash and cash equivalents	$1,571	$7,841
Effect of foreign currency translation on cash and cash equivalents	298	539
Cash and cash equivalents at the beginning of year	6,323	5,281
Cash and cash equivalents at the end of the period	$8,192	$13,661
Supplemental disclosure of cash flow information:
Cash paid for interest, net	$1,477	$1,399
Cash paid for income taxes	$16,996	$22,797

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
AS REPORTED	Second Quarter Fiscal 2016	Second Quarter Fiscal 2015	% Change	First Half Fiscal 2016	First Half Fiscal 2015	% Change
Tommy Bahama
Net sales	$184.1	$165.8	11.0%	$346.8	$338.5	2.5%
Gross profit	$108.2	$100.5	7.7%	$207.0	$205.7	0.6%
Gross margin	58.8%	60.6%		59.7%	60.8%
Operating income	$20.6	$20.1	2.2%	$33.9	$40.9	(17.2)%
Operating margin	11.2%	12.1%		9.8%	12.1%
Lilly Pulitzer
Net sales	$69.7	$64.7	7.8%	$134.5	$123.7	8.7%
Gross profit	$47.4	$44.0	7.6%	$90.7	$84.1	7.8%
Gross margin	67.9%	68.1%		67.5%	68.1%
Operating income	$22.6	$19.5	16.0%	$43.4	$37.3	16.6%
Operating margin	32.5%	30.2%		32.3%	30.1%
Lanier Apparel
Net sales	$19.5	$20.7	(5.7)%	$46.2	$48.7	(5.3)%
Gross profit	$5.1	$6.5	(22.0)%	$13.7	$14.6	(6.5)%
Gross margin	26.1%	31.5%		29.7%	30.0%
Operating income	$0.1	$1.1	(92.7)%	$2.9	$2.9	1.0%
Operating margin	0.4%	5.2%		6.4%	6.0%
Southern Tide
Net sales	$9.2	$—	NM	$10.6	$—	NM
Gross profit	$3.8	$—	NM	$4.3	$—	NM
Gross margin	41.2%	NA		41.0%	NA
Operating income	$0.0	$—	NM	$0.0	$—	NM
Operating margin	0.0%	NA		0.4%	NA
Corporate and Other
Net sales	$0.5	$(0.5)	NM	$1.2	$0.2	NM
Gross profit	$1.3	$—	NM	$2.1	$1.0	NM
Operating loss	$(4.6)	$(6.0)	23.0%	$(9.6)	$(10.9)	11.4%
Consolidated
Net sales	$283.0	$250.7	12.9%	$539.2	$511.1	5.5%
Gross profit	$165.7	$151.1	9.7%	$317.8	$305.5	4.0%
Gross margin	58.6%	60.3%		58.9%	59.8%
SG&A	$130.3	$120.0	8.7%	$254.5	$242.6	4.9%
SG&A as % of net sales	46.1%	47.9%		47.2%	47.5%
Operating income	$38.7	$34.7	11.4%	$70.7	$70.2	0.7%
Operating margin	13.7%	13.9%		13.1%	13.7%
Earnings from continuing operations before income taxes	$37.5	$34.0	10.3%	$68.9	$68.7	0.3%
Net earnings from continuing operations	$23.9	$21.1	13.4%	$44.1	$42.4	4.0%
Net earnings from continuing operations per diluted share	$1.44	$1.27	13.4%	$2.65	$2.56	3.5%
Weighted average shares outstanding - diluted	16.6	16.5	0.5%	16.6	16.5	0.5%
ADJUSTMENTS	Second Quarter Fiscal 2016	Second Quarter Fiscal 2015	% Change	First Half Fiscal 2016	First Half Fiscal 2015	% Change
LIFO accounting adjustments(1)	$(1.0)	$0.7		$(1.3)	$0.4
Inventory step-up charges(2)	$1.0	$—		$1.1	$—
Amortization of Canadian intangible assets(3)	$0.4	$0.4		$0.7	$0.8
Amortization of Southern Tide intangible assets(4)	$0.2	$—		$0.2	$—
Transaction expenses for acquisition(5)	$—	$—		$0.8	$—
Distribution center integration charges(6)	$0.5	$—		$0.5	$—
Impact of income taxes(7)	$(0.2)	$(0.3)		$(0.5)	$(0.1)
Adjustment to net earnings from continuing operations(8)	$0.8	$0.8		$1.6	$1.0
AS ADJUSTED
Tommy Bahama
Net sales	$184.1	$165.8	11.0%	$346.8	$338.5	2.5%
Gross profit	$108.2	$100.5	7.7%	$207.0	$205.7	0.6%
Gross margin	58.8%	60.6%		59.7%	60.8%
Operating income	$21.0	$20.5	2.1%	$34.6	$41.7	(16.9)%
Operating margin	11.4%	12.4%		10.0%	12.3%
Lilly Pulitzer
Net sales	$69.7	$64.7	7.8%	$134.5	$123.7	8.7%
Gross profit	$47.4	$44.0	7.6%	$90.7	$84.1	7.8%
Gross margin	67.9%	68.1%		67.5%	68.1%
Operating income	$22.6	$19.5	16.0%	$43.4	$37.3	16.6%
Operating margin	32.5%	30.2%		32.3%	30.1%
Lanier Apparel
Net sales	$19.5	$20.7	(5.7)%	$46.2	$48.7	(5.3)%
Gross profit	$5.1	$6.5	(22.0)%	$13.7	$14.6	(6.5)%
Gross margin	26.1%	31.5%		29.7%	30.0%
Operating income	$0.1	$1.1	(92.7)%	$2.9	$2.9	1.0%
Operating margin	0.4%	5.2%		6.4%	6.0%
Southern Tide
Net sales	$9.2	$—	NM	$10.6	$—	NM
Gross profit	$4.7	$—	NM	$5.5	$—	NM
Gross margin	51.9%	NA		51.7%	NA
Operating income	$1.6	—	NM	$1.8	—	NM
Operating margin	17.3%	NA		17.4%	NA
Corporate and Other
Net sales	$0.5	$(0.5)	NM	$1.2	$0.2	NM
Gross profit	$0.3	$0.7	NM	$0.9	$1.4	NM
Operating loss	$(5.6)	$(5.3)	(5.6)%	$(10.1)	$(10.5)	3.4%
Consolidated
Net sales	$283.0	$250.7	12.9%	$539.2	$511.1	5.5%
Gross profit	$165.7	$151.8	9.2%	$317.7	$305.9	3.9%
Gross margin	58.6%	60.6%		58.9%	59.8%
SG&A	$129.4	$119.6	8.2%	$252.3	$241.9	4.3%
SG&A as % of net sales	45.7%	47.7%		46.8%	47.3%
Operating income	$39.7	$35.9	10.7%	$72.7	$71.4	1.9%
Operating margin	14.0%	14.3%		13.5%	14.0%
Earnings from continuing operations before income taxes	$38.5	$35.1	9.7%	$71.0	$69.9	1.5%
Net earnings from continuing operations	$24.6	$21.9	12.6%	$45.6	$43.4	5.1%
Net earnings from continuing operations per diluted share	$1.48	$1.32	12.1%	$2.74	$2.62	4.6%

	Second Quarter Fiscal 2016	Second Quarter Fiscal 2016	Second Quarter Fiscal 2015	First Half Fiscal 2016	First Half Fiscal 2015
	Actual	Guidance(9)	Actual	Actual	Actual
Net earnings from continuing operations per diluted share:
GAAP basis	$1.44	$1.27 - $1.37	$1.27	$2.65	$2.56
LIFO accounting adjustments(10)	(0.04)	0.00	0.03	(0.05)	0.01
Inventory step-up charges(11)	0.04	0.04	0.00	0.04	0.00
Amortization of Canadian intangible assets(12)	0.02	0.02	0.02	0.05	0.05
Amortization of Southern Tide intangible assets(13)	0.01	0.01	0.00	0.01	0.00
Transaction expenses for acquisition(14)	0.00	0.00	0.00	0.03	0.00
Distribution center integration charges (15)	0.02	0.02	0.00	0.02	0.00
As adjusted(8)	$1.48	$1.35 - $1.45	$1.32	$2.74	$2.62

	Third Quarter Fiscal 2016	Third Quarter Fiscal 2015	Fiscal 2016	Fiscal 2015
	Guidance(16)	Actual	Guidance(16)	Actual
Net earnings from continuing operations per diluted share:
GAAP basis	($0.12) - ($0.02)	$(0.08)	$3.43 - 3.58	$3.54
LIFO accounting adjustments(10)	0.00	(0.02)	(0.05)	0.01
Inventory step-up charges(11)	0.04	0.00	0.11	0.00
Amortization of Canadian intangible assets(12)	0.02	0.02	0.09	0.09
Amortization of Southern Tide intangible assets(13)	0.01	0.00	0.02	0.00
Transaction expenses for acquisition(14)	0.00	0.00	0.03	0.00
Distribution center integration charges (15)	0.00	0.00	0.02	0.00
As adjusted(8)	($0.05) - $0.05	$(0.08)	$3.65 - 3.80	$3.64

(1) LIFO accounting adjustments represent the impact on cost of goods sold resulting from LIFO accounting adjustments. LIFO accounting adjustments are included in Corporate and Other.
(2) Inventory step-up charges represent the impact of purchase accounting adjustments resulting from the step-up of inventory at acquisition related to the Southern Tide acquisition. These inventory step-up charges are included in cost of goods sold in Southern Tide.
(3) Amortization of Canadian intangible assets represents the amortization related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. Amortization of Tommy Bahama Canadian intangible assets are included in SG&A in Tommy Bahama.
(4) Amortization of Southern Tide intangible assets represents the amortization related to the intangible assets acquired as part of the Southern Tide acquisition. Amortization of Southern Tide intangible assets are included in SG&A in Southern Tide.
(5) Transaction expenses for acquisition represent the transaction costs associated with the Southern Tide acquisition. These transaction expenses for acquisition are included in SG&A in Corporate and Other.
(6) Distribution center integration charges represent the impact resulting from the one-time charges related to transitioning Southern Tide's distribution center functions.
(7) Impact of income taxes represents the estimated tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings in the respective jurisdiction, before any discrete items.
(8) Amounts in columns may not add due to rounding.
(9) Guidance as issued on June 7, 2016.
(10) LIFO accounting adjustments represent the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from LIFO accounting adjustments. No estimate for future LIFO accounting adjustments are reflected in the guidance for any period presented.
(11) Inventory step-up charges represent the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from inventory step-up charges. Inventory step-up charges, before income taxes, for the Third Quarter of Fiscal 2016 and Full Year Fiscal 2016 are estimated as $1.0 million and $3.0 million, respectively.
(12) Amortization of Canadian intangible assets represents the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from the amortization of intangible assets acquired as part of the Tommy Bahama Canada acquisition. Amortization of Canadian intangible assets, before income taxes, for the Third Quarter of Fiscal 2016 and Full Year Fiscal 2016 are estimated as $0.3 million and $1.4 million, respectively.
(13) Amortization of Southern Tide intangible assets represents the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from the amortization of intangible assets acquired as part of the Southern Tide acquisition. Amortization of Southern Tide intangible assets, before income taxes, for the Third Quarter of Fiscal 2016 and Full Year Fiscal 2016 are estimated as $0.2 million and $0.5 million, respectively.
(14) Transaction expenses for acquisition represent the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from the transaction costs associated with the Southern Tide acquisition. No additional transaction expenses for acquisition for Southern Tide are anticipated during Fiscal 2016, resulting in the $0.8 million of expenses incurred in the First Quarter of Fiscal 2016 being the only expected costs for the year.
(15) Distribution center integration charges represent the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from one-time charges related to transitioning Southern Tide's distribution center functions during the Second Quarter of Fiscal 2017. No other such costs are anticipated in other quarters during Fiscal 2016.
(16) Guidance as issued on August 31, 2016

Comparable Store Sales Change
The Company's disclosures about comparable store sales include sales from its full-price stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Prior period comparable store sales changes are as previously disclosed.
	Q1	Q2	Q3	Q4	Full Year
Tommy Bahama
Fiscal 2016	(13)%	7%	—	—	—
Fiscal 2015	8%	3%	(5)%	2%	3%
Fiscal 2014	(1)%	4%	2%	8%	4%
Lilly Pulitzer
Fiscal 2016	1%	(1)%	—	—	—
Fiscal 2015	20%	41%	27%	13%	27%
Fiscal 2014	34%	19%	7%	9%	19%

Retail Location Count
	Beginning of Year	End of Q1	End of Q2	End of Q3	End of Q4
Tommy Bahama
Fiscal 2016
Full-price	107	109	111	—	—
Retail-restaurant	16	16	16	—	—
Outlet	41	41	41	—	—
Total	164	166	168	—	—
Fiscal 2015
Full-price	101	100	104	107	107
Retail-restaurant	15	15	15	16	16
Outlet	41	41	42	41	41
Total	157	156	161	164	164

Lilly Pulitzer
Fiscal 2016
Full-price	34	34	37	—	—
Fiscal 2015
Full-price	28	30	33	34	34

Contact: Anne M. Shoemaker
Telephone: (404) 653-1455
Fax: (404) 653-1545
E-mail: InvestorRelations@oxfordinc.com